CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the registration statements on Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049) and Form S-3 related to the Shelf Registration dated May 26, 2000 (File No. 333-37922) of Colonial Realty Limited Partnership of our report dated January 17, 2003, except for Note 16, as to which the date is February 28, 2003 relating to financial statements and financial statement schedules, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
March 28, 2003